UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): December 29, 2025
Expensify, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-41043	27-0239450
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
88 Kearny St, Ste 1600
San Francisco, California 94108
(Address of Principal Executive Offices) (Zip Code)
(971) 365-3939
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	EXFY	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Resignation of Director and Chief Operating Officer

On December 29, 2025, Anu Muralidharan informed the Board of Directors (the "Board") of Expensify, Inc. (the "Company") of her decision to resign from her position of Chief Operating Officer of the Company and member of the Board, as well as all other positions she held as a member of any committee of the Board, effective December 29, 2025. The decision by Ms. Muralidharan to resign was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Effective as of Ms. Muralidharan's departure as Chief Operating Officer, Daniel Vidal, the Company's Chief Strategy Officer and Director, will assume her responsibilities. Ms. Muralidharan is assisting with the transition, and the Company does not anticipate any disruption to its operations or strategic roadmap.

Separation Agreement

In connection with her departure from the Company, on December 29, 2025, the Company entered into a Separation Agreement with Ms. Muralidharan (the “Separation Agreement”), pursuant to which, among other things, Ms. Muralidharan will be entitled to receive $550,000, inclusive of attorney’s fees, 2/3 of which is payable within 30 days of the ADEA Effective Date (as defined in the Separation Agreement) and the remaining 1/3 of which is payable 90 days following the initial payment. These payments and benefits will be provided to Ms. Muralidharan in exchange for a release of claims in favor of the Company and its affiliates and continued compliance with the Separation Agreement and any restrictive covenants.

The foregoing description of the Separation Agreement is not complete and is subject to and qualified in its entirety by the terms of the Separation Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Appointment of Director

On December 29, 2025, the Board appointed Carlos Alvarez Divo, the Company's Director of Engineering, to fill the vacancy created by the resignation of Ms. Muralidharan, effective as of December 29, 2025. Mr. Alvarez Divo was also appointed to serve as a member of the Executive Committee and Compensation Committee of the Board. Mr. Alvarez Divo will serve as a director until the Company’s 2026 Annual Meeting of Stockholders, or until his successor has been duly elected and qualified, or upon his earlier resignation, retirement or other termination of service.

Mr. Alvarez Divo has served as the Company’s Director of Engineering since February 2019. Mr. Alvarez Divo previously served as our Head of Core Services from April 2016 to February 2019, Head of Mobile from November 2014 to April 2016, and our Head of Web from October 2013 to November 2014.

Mr. Alvarez Divo will not receive any compensation as a member of the Board. Mr. Alvarez Divo has entered into the Company’s standard form of indemnity agreement for directors of the Company, pursuant to which the Company, subject to specified conditions, will indemnify Mr. Alvarez Divo to the fullest extent permitted by applicable law for all expenses and liabilities incurred in connection with any threatened, pending or completed proceeding arising out of his service to the Company, including the advancement of expenses in certain circumstances. A copy of the form of indemnification agreement is included as Exhibit 10.25 to the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2025. There is no arrangement between Mr. Alvarez Divo and any other person pursuant to which Mr. Alvarez Divo was appointed as a director. Mr. Alvarez Divo does not have any family relationships with any of the Company’s directors or executive officers. From January 1, 2024 through December 29, 2025, Mr. Alvarez Divo received an aggregate of $1,889,362 cash compensation and $337,325 stock-based compensation in connection with his employment with us as Director of Engineering. Mr. Alvarez Divo does not have any other direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1	Separation Agreement and Release between Expensify, Inc. and Anu Muralidharan, dated December 29, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Expensify, Inc.

By:	/s/ Ryan Schaffer
Name:	Ryan Schaffer
Title:	Chief Financial Officer
Date: December 30, 2025